News Release	For Immediate Release
Contact: Jeff Laudin	February 21, 2012
Phone: 402-963-1158
Fax: 402-963-1198

Valmont Appoints Catherine J. Paglia to its Board of Directors

Omaha, NE - Valmont Industries, Inc. (NYSE: VMI), announced that it has appointed Catherine J. Paglia to its Board of Directors.

Ms. Paglia is a director of Enterprise Asset Management, Inc., a privately held real estate and asset management company. Ms. Paglia spent eight years at Morgan Stanley & Co., where she was the first female Managing Director in the firm’s 53-year history. Ms. Paglia also spent 10 years at Interlaken Capital, as a Managing Director and has held the position of Chief Financial Officer at two publicly held companies.

Ms. Paglia serves on the Board of Directors of the Columbia Funds. She is on the Board of Trustees of the Carnegie Endowment for International Peace as well as the Board of Trustees of Carleton College. She holds a B.A. from Carleton College, and an M.B.A. from Harvard University.

Commenting on the appointment, Mogens C. Bay, Valmont’s Chairman and Chief Executive Officer, said, “I welcome Catherine Paglia to Valmont’s Board. Her rich experience in corporate finance, mergers and acquisitions, and investments will make a valuable contribution as we continue to execute our strategy and grow.”

Added Ms. Paglia, “I am pleased to be joining Valmont’s Board at this exciting time for the Company. Valmont’s leadership and vision in support of global infrastructure development and efficient agriculture are vital to furthering the goals of society. I look forward to serving on Valmont’s Board.”

Valmont is the global leader in designing and manufacturing poles, towers and structures for lighting and traffic, wireless communication and utility markets, industrial access systems, highway safety barriers and a provider of protective coating services. Valmont also leads the world in mechanized irrigation equipment for agriculture, enhancing food production while conserving and protecting natural water resources.